UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

June 18, 2008

Date of Report (date of earliest event reported)

XTENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33282	41-2047573
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)	Identification Number)

125 Constitution Drive

Menlo Park, California 94025-1118

(Address of principal executive offices)

(650) 475-9400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 18, 2008, our board of directors appointed Christopher M. Smith to serve on our board as a Class I director.  Mr. Smith’s appointment fills a vacancy that has existed on our board since April 2008.  Under the provisions of our bylaws, as a Class I director, Mr. Smith will hold office until the next election of Class I directors which will take place at our annual meeting of stockholders in 2010.

Our board has named Mr. Smith as a member of our Nominating and Corporate Governance Committee.  Our board also made additional changes to the composition of its Committees.  As a result, the Audit Committee members are Edward W. Unkart (Chair), Robert E. Flaherty and Arthur T. Taylor; the Compensation Committee members are Robert E. Flaherty (Chair), Henry A. Plain, Jr. and Michael L. Eagle and the Nominating and Corporate Governance Committee members are Michael L. Eagle (Chair), Allan R. Will and Christopher M. Smith.

Mr. Smith will receive a retainer of $35,000 per year for serving on our board of directors.  In addition, pursuant to our 2006 Equity Incentive Plan, Mr. Smith was automatically granted an option to purchase 30,000 shares of our common stock at an exercise price of $2.88 per share.

Mr. Smith currently serves as the President of Cochlear Americas, a developer of implantable hearing devices.  From October 2003 to August 2004, Mr. Smith served as a Consultant for Warburg Pincus, a private equity firm.  From August 2000 to October 2003, Mr. Smith served as Group President for Gyrus Group Plc, (a UK listed company), and as President and CEO-Director of Gyrus Medical. Mr. Smith also serves on the board of a private company.  Mr. Smith received his B.S. in Journalism and Marketing from Texas A&M University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

XTENT, INC.

Date: June 19, 2008	By:	/s/ Jeffry J. Grainger
Jeffry J. Grainger
Vice President of Corporate Affairs and General Counsel